INDEPENDENT AUDITORS' REPORT


To the Directors and Shareholders of Maxim Series Fund, Inc.:

In planning and performing our audit of the financial statements of Maxim Series Fund, Inc. (including the Money Market Portfolio, Bond Portfolio, Stock Index Portfolio, U.S. Government Securities Portfolio, U.S Government Mortgage Portfolio, Short-Term Maturity Bond Portfolio, Bond Index Portfolio, Loomis Sayles Small-Cap Value Portfolio, Growth Index Portfolio, T. Rowe Price Equity/Income Portfolio, INVESCO Small-Cap Growth Portfolio, INVESCO Balanced Portfolio, Loomis Sayles Corporate Bond Portfolio, INVESCO ADR Portfolio, Ariel Mid-Cap Value Portfolio, Index 600 Portfolio, Index 400 Portfolio, Templeton International Equity Portfolio, Ariel Small-Cap Value Portfolio, Founders Growth and Income Portfolio, T. Rowe Price Mid-Cap Growth Portfolio, Value Index Portfolio, Global Bond Portfolio, Index European Portfolio, Index Pacific Portfolio, Aggressive Profile I Portfolio, Conservative Profile I Portfolio, Moderate Profile I Portfolio, Moderately Aggressive Profile I Portfolio, Moderately Conservative Profile I Portfolio, Aggressive Profile II Portfolio, Conservative Profile II Portfolio, Moderate Profile II Portfolio, Moderately Aggressive Profile II Portfolio, Moderately Conservative Profile II Portfolio, collectively, "the Series") for the year ended December 31, 2001 (on which we have issued our report dated February 12, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Series' internal control.

The management of the Series is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorates.

Our consideration of the Series' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Series' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management, the Directors and Shareholders of the Maxim Series Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Deloitte & Touche LLP
February 12, 2002